PERINI CORPORATION
                              73 Mt. Wayte Avenue
                        Framingham, Massachusetts 01701


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 18, 1995


  TO THE STOCKHOLDERS OF PERINI CORPORATION:

       NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of PERINI CORPORATION will be held at State Street Bank and Trust Company, The Board Room, 33rd Floor, 225 Franklin Street, Boston, Massachusetts, on Thursday, May 18, 1995, at 10:00 a.m., for the following purposes:

       A. To elect three Class II Directors, to hold office for a three-year term, expiring in 1998 and until their successors are chosen and qualified;

       B. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

       The Board of Directors has fixed the close of business on March 28, 1995, as the record date for the determination of the stockholders entitled to vote at the meeting.

       Stockholders who do not expect to attend in person and who wish their stock to be voted are urged to fill in, sign, date and return the accompanying form of proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States.




                                       By order of the Board of Directors,
                                               Richard E. Burnham
                                                    Secretary

  April 12, 1995

       The Annual Report of the Company, including financial statements for the year 1994, is being sent to stockholders concurrently with this Notice.



                               PERINI CORPORATION
                              73 Mt. Wayte Avenue
                        Framingham, Massachusetts 01701

                                PROXY STATEMENT

                       ANNUAL MEETING OF THE STOCKHOLDERS
                             OF PERINI CORPORATION


       This statement is furnished in connection with the solicitation of proxies by the Board of Directors of PERINI CORPORATION (hereinafter called the "Company") to be used at the annual meeting of the stockholders of the Company to be held at State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts, on Thursday, May 18, 1995, at 10:00 a.m., and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. If the accompanying form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised either by notice to the Secretary of the Company, the subsequent execution of another Proxy, or by voting in person at the meeting. It is anticipated that the Proxy Statement and the enclosed Proxy will be mailed to the stockholders of record on or about April 12, 1995.

       As of March 28, 1995, the Company had outstanding 4,515,610 shares of common stock. Each share is entitled to one vote. Holders of the Company's $2.125 Depositary Convertible Exchangeable Preferred Shares (which represents 1/10 share of $21.25 Convertible Exchangeable Preferred Stock) are not entitled to notice of or to vote on any matters scheduled to come before the meeting.

       The Board of Directors has fixed the close of business on March 28, 1995, as the record date for the determination of the stockholders entitled to vote at the meeting.

  Stockholder Proposals for 1996 Annual Meeting

       Any proposal of a stockholder intended to be presented at the Company's 1996 Annual Meeting of Stockholders must be received by the Company for inclusion in the proxy statement and form of proxy for that meeting no later than December 14, 1995. In addition, stockholder proposals and director nominations must comply with the requirements of the Company's By-Laws.




                                       A.
                             ELECTION OF DIRECTORS


       In accordance with the Company's By-Laws and Massachusetts law, the Board of Directors is divided into three approximately equal classes, with each Director serving for a term of three years. As a consequence, the term of only one class of directors expires each year, and their successors are elected for terms of three years. The Board of Directors is presently comprised of 11 members as follows:

  Class I: Marshall M. Criser, Thomas E. Dailey, Arthur J. Fox, Jr., and Nancy Hawthorne were the four nominees elected as Directors at the 1994 Annual Meeting to serve until the 1997 Annual Meeting of Stockholders and until their successors are chosen and qualified.

  Class II:      Richard J. Boushka, Jane E. Newman and Bart W. Perini are
                 the three nominees for election as Directors at this Annual
                 Meeting to serve until the 1998 Annual Meeting of Stockholders and until their successors are chosen and qualified.

  Class III:     Albert A. Dorman, John J. McHale, David B. Perini and
                 Joseph R. Perini were the four nominees elected as Directors at the 1993 Annual Meeting to serve until the 1996 Annual Meeting of Stockholders and until their successors are chosen and qualified.

       Unless otherwise noted thereon, proxies solicited hereby will be voted for the election of Messrs. Boushka, Perini and Ms. Newman as Directors to hold office until the 1998 Annual Meeting of Stockholders and until their successors are chosen and qualified. The Board of Directors does not contemplate that any nominee will be unable to serve as a Director for any reason, but, if that should occur prior to the meeting, the proxy holders will select another person in his or her place and stead. Information regarding these nominees for election as Directors, as well as each Director whose term is not scheduled to expire until the 1996 and 1997 Annual Meeting of Stockholders, is set forth below.




              Ownership of Common Stock by Directors and Officers

       The following table sets forth certain information concerning beneficial ownership as of March 3, 1995 of the Common Stock of the Company by each Director and named Executive Officer of the Company, and by all Directors and Executive Officers of the Company as a group. Also, included in the table with respect to each Director is principal occupation or employment during the past five years, age and the period served as a Director of the Company.

                                                      Number of Shares of Common Stock
                                                     of the Company Beneficially Owned
                                                          On March 3, 1995(1)(2)
                                                   Sole
                                      Served      Voting
        Name and                       as a        and
     Principal Occupation            Director   Investment                        Percentage
   For The Past Five Years     Age    Since        Power      Shared    Aggregate  of Class

   David B. Perini(3)(6)       57      1970     117,337(7)  265,043(8)   382,380    8.47%
     Chairman, President and
     Chief Executive Officer

   Joseph R. Perini(4)         64      1961      66,070(9)        0       66,070    1.46
     Formerly Vice Chairman
     & Senior Vice President

   John J. McHale(3)(5)        72      1962       2,549(10)       0        2,549     *
     Formerly Deputy
     Chairman, Montreal
     Baseball Club Ltd.

   Richard J. Boushka(5)(6)    60      1975       3,349(10)       0        3,349     *
     Principal, Boushka
     Properties, a private
     investment firm

   Bart W. Perini(3)           55     1971 to    14,760(11) 205,449(12)  220,209    4.88
     President and Chief              1976 &
     Operating Officer of             Since
     Perini Land and                  1979
     Development Company

   Marshall M. Criser(4)(5)    66      1985       2,549(10)       0        2,549     *
     Chairman, Law Firm of
     Mahoney Adams and Criser;
     President Emeritus,
     University of Florida

   Thomas E. Dailey(3)(6)      62      1986       4,500(13)       0        4,500     *
     Formerly Executive Vice
     President, Construction

   Arthur J. Fox, Jr.(5)(6)    71      1989       2,712(14)       0        2,712     *
     Managing Director,
     Construction Industry
     Presidents Forum;
     Editor Emeritus,
     Engineering News-Record

   Jane E. Newman(3)(4)        49      1992       1,728(15)       0        1,728     *
     President, Coastal
     Broadcasting Corp.,
     formerly Assistant to the
     President of the U.S.
     (1989-1991)

   Albert A. Dorman(4)(5)      68      1993       1,651(16)       0        1,651     *
     Founding Chairman AECOM
     Technology Corporation

   Nancy Hawthorne(4)(6)       43      1993       1,344(17)       0        1,344     *
     Senior Vice President &
     Chief Financial Officer
     Continental Cablevision

   Richard J. Rizzo            51        -       27,421(18)       0       27,421     *
     Executive Vice President,
     Building Construction

   John H. Schwarz             56        -       15,170(19)       0       15,170     *
     Executive Vice President,
     Finance & Administration

   Donald E. Unbekant          63        -       24,372(20)       0       24,372     *
     Executive Vice President,
     Civil & Environmental
     Construction

   James M. Markert            61                16,300(21)       0       16,300     *
     Formerly Senior Vice
     President, Finance &
     Administration

   All directors and executive                  301,812     265,043(22)  566,855   12.55%
     officers as a group (15
     persons)

   *Less than one percent


  (1) Beneficial ownership is the direct or indirect ownership of Common Stock of the Company including the right to control the vote or investment of or acquire such Common Stock (for example, through the conversion of shares of the Company's $2.125 Depositary Convertible Exchangeable Preferred Shares, exercise of options or various trust arrangements) within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. The shares owned by each person or by the group, and the shares included in the total number of shares outstanding have been adjusted in accordance with said Rule 13d-3. The aggregate percentage owned has been determined by dividing the aggregate total of shares owned by each person, or by the group, by the number of shares of Common Stock of the Company outstanding on March 3, 1995.

  (2) The table does not include an aggregate of 14,498 shares allocated to directors and named executive officers under the terms of the Perini Corporation Employee Stock Ownership Plan.

  (3)  Member of the Executive Committee.

  (4)  Member of the Audit Committee.

  (5)  Member of the Compensation Committee.

  (6)  Member of the Nominating Committee.

  (7) Includes 12,942 shares in his children's names for which he has Power of Attorney giving him voting power. Includes 47,300 shares for which Mr. Perini holds options. Includes 596 shares of Common Stock resulting from the assumed conversion of 900 shares of Convertible Preferred Stock (.662) shares of Common Stock for each share of Preferred Stock).

  (8) David B. Perini disclaims beneficial ownership in all but 56,499 of such 265,043 shares. Includes 205,449 shares, as to which Mr. Perini disclaims beneficial interest, held by The Perini Memorial Foundation, Inc., a Massachusetts charitable corporation ("The Perini Foundation"), of which David B. Perini is an officer and director. The wife of Mr. Perini owns 3,029 of such shares in her name, as to all of which shares Mr. Perini disclaims beneficial ownership. Includes 56,499 shares, held in a testamentary trust established under the will of Louis R. Perini Sr. David B. Perini is one of four trustees of such trust and is one of the beneficiaries of this trust. Includes 66 shares of Common Stock resulting from the assumed conversion of 100 shares of Convertible Preferred Stock (.662 shares of Common Stock for each share of Preferred Stock).

  (9) Includes 2,648 shares of Common Stock resulting from the assumed conversion of 4,000 shares of Convertible Preferred Stock (.662 shares of Common Stock for each share of Preferred Stock).

  (10) Includes 1,148 shares awarded on May 19, 1994, 366 shares awarded on May 19, 1988 and 835 shares awarded on May 16, 1991 pursuant to the 1988 Perini Corporation Restricted Stock Plan for Outside Directors. See "Directors Compensation" on page 16.

  (11) Includes 9,100 shares for which Mr. Perini holds options.

  (12) Includes 205,449 shares, as to which Mr. Perini disclaims any beneficial interest, held by The Perini Foundation, of which Bart W. Perini is an officer and director.

  (13) Includes 4,500 shares for which Mr. Dailey holds options.

  (14) Includes 1,148 shares awarded on May 19, 1994, 214 shares awarded on March 21, 1989 and 835 shares awarded on May 16, 1991 pursuant to the 1988 Perini Corporation Restricted Stock Plan for Outside Directors. See "Directors Compensation" on page 16.

  (15) Includes 1,148 shares awarded on May 19, 1994 and 580 shares awarded on September 10, 1992 pursuant to the 1988 Perini Corporation Restricted Stock Plan for Outside Directors. See "Directors Compensation" on page 16.

  (16) Includes 1,148 shares awarded on May 19, 1994, and 303 shares awarded on March 10, 1993 pursuant to the 1988 Perini Corporation Restricted Stock Plan for Outside Directors. See "Directors Compensation" on page 16.

  (17) Includes 1,148 shares awarded on May 19, 1994 and 196 shares awarded December 7, 1993 pursuant to the 1988 Perini Corporation Restricted Stock Plan for Outside Directors. See "Directors Compensation" on page 16.

  (18) Includes 10,600 shares for which Mr. Rizzo holds options.

  (19) Includes 9,800 shares for which Mr. Schwarz holds options.

  (20) Includes 10,200 shares for which Mr. Unbekant holds options.

  (21) Includes 16,300 shares for which Mr. Markert holds options.

  (22) The number of shares beneficially owned by all nominees for Director and corporate officers as a group (see Note 1 above) has been adjusted to eliminate the duplicate inclusion of 205,449 shares owned by The Perini Foundation.

       David B. Perini, Joseph R. Perini and Bart W. Perini are first cousins.

       The Board of Directors met ten times during 1994. The Board of Directors has a Compensation Committee, the duties of which are summarized in "The Compensation Committee Report" on pages 8 to 10 herein. The Committee held three meetings during 1994. The Board also has an Audit Committee, the duties of which are to oversee the audit function of the Company's independent certified public accountants, to review periodically significant financial information relating to the Company and to act as a communication link between the Board of Directors and such certified public accountants. The Audit Committee met three times during 1994. The Board of Directors has a Nominating Committee which met once during 1994. This Committee does not accept nominations from shareholders. The Board of Directors has an Executive Committee. This Committee met once during 1994. The members of each such committee are identified in the above table. During 1994 all of the directors of the Company attended at least 75% of the meetings of the Board of Directors and its committees of which they are members, except for Mr. Joseph R. Perini who attended approximately 57% of such meetings.

       Except as set forth below, none of the Directors is a director of any company which is subject to the reporting requirements of the Securities Exchange Act of 1934 or which is a registered investment company under the Investment Company Act of 1940.

                   Name of Director                 Director of

   Richard J. Boushka  . . . . . . . . . .  Tremont Corporation

   Marshall M. Criser  . . . . . . . . . .  Barnett Banks, Inc.
                                            Bell South Corporation
                                            FPL Group, Inc.
   Nancy Hawthorne . . . . . . . . . . . .  New England Zenith Fund

   Jane E. Newman. . . . . . . . . . . . .  NYNEX Telecommunications
                                            Consumers Water Company
                                            Public Service Co. of N.H.
   David B. Perini  .  . . . . . . . . . .  State Street Boston Corp.

   Joseph R. Perini .  . . . . . . . . . .  First Financial Trust, N.A.



                        Certain Other Beneficial Holders

       The following table sets forth certain information concerning beneficial ownership as of March 3, 1995 of the Common Stock of the Company by certain other holders of in excess of 5% of the Common Stock of the Company.

       According to the information available to the Board of Directors no person owns of record or beneficially more than 5% of the outstanding Common Stock of the Company except as set forth below and except for David
  B. Perini as set forth in the table relating to "Election of Directors" on pages 3 and 4.

                                                     Number of Shares of Common Stock
                                                     of the Company Beneficially Owned
                                                            On March 3, 1995(1)

                                                  Sole
                                                 Voting
                                                   and
                                                Investing                       Percentage
          Name                 Address            Power      Shared   Aggregate  of Class

   Perini Corporation     73 Mt. Wayte Avenue   209,365    330,204(3)  539,569    11.95%
     Employee Stock       Framingham, MA 01701
     Ownership Trust
     ("ESOT")(2)

   Quest Advisory Corp.   1414 Avenue of the    338,600(4)             338,600     7.50%
                          Americas
                          New York, NY 10019

   Tutor-Saliba Corp.     c/o Ronald N. Tutor   316,318(5)       0     316,318     7.00%
                          15901 Olden Street
                          Sylmar, CA 91342

   TCW Group, Inc.        865 So. Figueroa St.  249,400(6)       0     249,400     5.52%
                          Los Angeles, CA 90017
   _____________


  (1) See footnote (1) on page 5.

  (2) Robert E. Higgins, Kenneth A. Isaacs and John E. Chiaverini are Trustees of the Perini Corporation ESOT and are members of the Committee empowered to administer the Perini Corporation Employee Stock Ownership Plan ("ESOP") under the terms thereof.

  (3) These shares held by the Trust have been allocated to the accounts of participants in the Perini Corporation Employee Stock Ownership Plan.

  (4) Based on information contained in Schedule 13G of Quest Advisory Corp. (a New York Corporation) and Quest Management Company (a Connecticut General Partnership) dated February 10, 1995.

  (5) Based on information contained in Schedule 13D of Tutor-Saliba Corporation dated March 9, 1995. In addition, a Schedule 13D was filed on March 9, 1995 by Ronald N. Tutor reporting his ownership of 5,300 shares or .1%.

  (6) Based on information contained in Schedule 13G of the TCW Group, Inc. dated January 30, 1995.


                       THE COMPENSATION COMMITTEE REPORT


       The Compensation Committee of the Company consists of five Directors, none of whom is an employee or an officer of the Company. The principal powers and duties of the Compensation Committee as established by the Board of Directors are:

       1. To recommend to the Board of Directors for its approval the base salary of the Chief Executive Officer ("CEO") and to review and approve the salary recommendations of the CEO with respect to other members of top management;

       2. To recommend to the Board of Directors annual profit and other targets for the Company for the purpose of determining incentive compensation awards under the provisions of the Amended and Restated General Incentive Compensation Plan, for those included in the Company pool; and

       3. To administer the Amended and Restated General and Construction Business Unit Incentive Compensation Plans; such administration shall include the power to (i) approve Participants' participation in the Plans, (ii) establish performance goals,
            (iii) determine if and when any bonuses shall be paid, (iv) pay out any bonuses, in cash or stock or a combination thereof, as the Committee shall determine from year to year, (v) construe and interpret the Plans, and establish rules and regulations and perform all other acts it believes reasonable and proper.

       4. To review the Executive Compensation programs and policies and to employ outside expert assistance, if required, to analyze Company compensation practices to assure that they are consistent with corporate goals and objectives.

  Compensation Policy
       The Compensation Committee strives to maintain corporate base salaries and the total compensation package appropriate to attract and retain highly qualified executives. This results in base salaries that generally are at the median range of those of other construction companies but allow executives to substantially exceed the median compensation levels when incentive compensation is earned. While recognizing that it may be difficult to find other companies with the same mix of business as the Company, the Committee, nevertheless, believes that a comparison with other construction companies is appropriate because the most substantial portion of the business of the Company is in the construction area. The construction companies used for comparison for compensation purposes include but are not limited to the same companies which make up the construction peer group shown in the Performance Graph set forth in this proxy statement.

       The compensation program for executive officers is composed of three elements: base salaries, annual incentive bonuses and long term incentive stock awards under the Company's Mission 2000 program. These elements of compensation are designed to provide incentives to achieve both short-term and long-term objectives and to reward exceptional performance. Salaries and annual incentive compensation bonuses result in immediate payout for performance and are largely tied to the profit and/or cash flow results of the specific business unit or group of units over which the individual has a direct influence. The value of the incentive stock awards under the Mission 2000 plan depend upon longer term results.

  Executive Salary Increases in 1994
       In December of 1994, the Compensation Committee reviewed the recommendation of the CEO with respect to base salaries of 25 senior officers and following a detailed discussion, approved raises of 3% per annum of such salaries. This represented the first increase for many of these officers since May 1993, as the Company had instituted a deferral of its annual review cycle from May to December. In considering salary increases the Committee relied upon subjective assessments of the individual contributions senior officers made to the performance of the Company.

       Also, As part of the process of reviewing recommendations of senior officer base salaries, the Committee had the benefit of the advice of its outside compensation consultant.

       Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Company's Chief Executive Officer and four other most highly compensated executive officers. The Compensation Committee has not established any policy regarding annual compensation to such executive officers in excess of $1,000,000. However, to date, no officer of the company has received compensation in excess of $1,000,000 for any annual period.

  Compensation of the Chief Executive in 1994
       In December of 1994, the Committee recommended to the Board of Directors, which approved the recommendation, that the base salary of the CEO be increased by $12,000 per annum from $400,000 to $412,000 (an increase of 3% consistent with what was recommended for other officers). At the meeting, the Committee noted that the CEO, because of the structure of the Incentive Compensation Plan of the Company, would not receive an incentive compensation payment for 1994. Incentive compensation awards authorized by the Committee in 1995 on account of 1994 operations will provide for other executives, based on the profitability or cash flow achievements of specific business units, to receive amounts of incentive compensation despite the fact that the formula used for the CEO provided for no payment. Similar to its review of other senior management, the Committee in increasing the CEO's salary relied on subjective assessments of the CEO's contributions to the performance of the Company.

  The Incentive Compensation Plan of the Company
       The Incentive Compensation Plan is an integral part of the total compensation package of the CEO, the approximately 25 executives whose salaries are reviewed by the Compensation Committee, and at least 80 other employees of the Company. Eligibility and designated levels of participation are determined by the CEO subject to Compensation Committee approval. Eligibility to participate under the Plan is limited to individuals who are executives, managers and key employees of the Company and its wholly-owned subsidiaries, whose duties and responsibilities provide them the opportunity to (i) make a material and significant impact to the financial performance of the Company; (ii) have major responsibility in the control of the corporate assets; and (iii) provide critical staff support necessary to enhance operating profitability.

       Participants can achieve incentive compensation awards ranging from zero to as much as 100% of base salary depending basically on the performance of the participant's business unit compared to targets established by the Compensation Committee and each participant's level of
  participation, which is reviewed by the Compensation Committee.   The
  mechanisms of the Plan are expressed in terms of level of participation, points deriving therefrom calculated on base salary, and achievements, principally in the financial area, of goals such as net income, cash flow, and pre-tax construction profits on a unit by unit basis. The members of the executive management group, which currently includes the CEO and three other executives, earn incentive compensation solely with reference to the above goals on either a total company basis, or, divided between a total company basis and a specific operating group.

       No sums attributed to a participant in the Incentive Compensation Plan become vested until the Compensation Committee approves the payment, usually in March of each year. At the discretion of the Committee, payment can be made in cash, stock or a combination of cash and stock.

       In 1995, the Committee has authorized the payment of $2,774,000 of Incentive Compensation payments for 1994 operations, to 61 participants, excluding participants in the real estate group. In 1992, the Committee determined to abolish the concept of accruing Incentive Compensation for Participants in excess of the maximum annual amounts which could be paid. At December 31, 1994, $1,898,000 of accrued Incentive Compensation carryforward from years prior to 1992 remained committed but unpaid, of which $806,000 may be paid in December 1995, dependent on Committee approval. Payment of incentive compensation awards in 1995 will be paid 41% in cash and 59% in common stock (valued at the average fair market value over the five business days preceding one business day prior to payment).

       The Incentive Compensation Plan for the real estate group is based on cash flow of the unit. The real estate group has been downsized and one of its primary goals is to achieve cash flow so that debt may be serviced or extinguished. In 1995, 9 employees in the real estate group will receive $570,000 on account of 1994 operations. Of the 21 cash flow goals established for 1994 which consisted of net cash received from specified sales of assets and refinancing of debt, 13 were accomplished and 8 were not. At December 31, 1994, $37,000 of accrued incentive compensation carryforward from years prior to 1992 remained committed but unpaid. If approved by the Committee, the final payment of such balance will be paid in December 1995. Payment of incentive compensation awards in 1995 will be paid 41% in cash and 59% in common stock (valued at the average fair market value over the five business days preceding one business day prior to payment).

                                     COMPENSATION COMMITTEE

                                     John J. McHale, Chairman
                                     Richard J. Boushka
                                     Marshall M. Criser
                                     Albert A. Dorman
                                     Arthur J. Fox,  Jr.




                   EXECUTIVE COMPENSATION AND OTHER INFORMATION

  Summary of Cash and Certain Other Compensation
       The following table shows, for the years ended December 31, 1994, 1993 and 1992, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and each of the four other most highly compensated Executive Officers of the Company whose salary and bonus exceeded $100,000 (the "Named Executive Officers") in all capacities in which they served.
                           SUMMARY COMPENSATION TABLE


                                                         Long-Term Compensation


                                 Annual Compensation       Awards      Payouts
                                                         Number of
                                                         Securities   Long-Term
                                                         Underlying  Performance
       Name and                                          Options       Units -    All Other
   Principal Position       Year Salary     Bonus Other  Granted       Payout   Compensation
                                             (1)   (2)                              (3)

   David B. Perini          1994 $400,700 $  -     $ -       -       $  -         $1,900
   Chairman, President and  1993  393,100    -       -       -          -          5,800
   Chief Executive Officer  1992  376,700  226,000   -    20,000      139,000      6,700

   James M. Markert (4)     1994  140,700    -       -       -          -          1,300
   Formerly Senior Vice     1993  232,100    -       -       -          -          3,400
   President, Finance and   1992  224,400  112,000   -    12,000       55,700      4,600
   Administration

   Richard J. Rizzo (5)     1994  260,400  166,800   -    10,000        -          1,900
   Executive Vice           1993    -        -       -       -          -            -
   President, Building      1992    -        -       -       -          -            -
   Construction

   John H. Schwarz (6)      1994  216,500  151,100   -       -          -          1,700
   Executive Vice           1993  180,200   83,500   -       -          -          2,600
   President, Finance &     1992  158,200   79,000   -    12,000        -          2,900
   Administration and Chief
   Executive Officer,
   Perini Land &
   Development Co.

   Donald E. Unbekant       1994  260,400  237,200    -   10,000        -          1,900
   (2),(5)                  1993    -        -       -       -          -            -
   Executive Vice           1992    -        -       -       -          -            -
   President, Civil &
   Environmental
   Construction
   _____________________


   (1) Of the total bonus (or incentive compensation) reported for each of the Named Executive Officers, a portion has been paid in shares of the Company's Common Stock as follows: 59% of the 1994 and 1993 amounts, and 50% of the 1992 amount. The remaining amounts were paid in cash. Mr. Schwarz's bonus includes $37,000 and Mr. Unbekant's bonus includes $107,000 of accrued bonus carryforward from prior years that may be paid on December, 1995.

  (2) Other annual compensation does not include a dollar amount which the Company is unable to quantify, but which is estimated at not more than the lesser of $50,000 or 10% of the compensation reported for each executive officer, resulting from executive perquisites which may be of personal benefit to such individuals.

  (3) All other compensation represents estimated annual Company 401(k) and ESOP retirement contributions and, in 1994, consists of the following amounts, respectively, for each of the Named Executive Officers; Mr. Perini ($200 and $1,700), Mr. Markert ($100 and $1,200), Mr. Rizzo ($200 and $1,700), Mr. Schwarz ($200 and $1,500), and Mr. Unbekant ($200 and $1,700).

  (4) Mr. Markert ceased employment with the Company effective July 31, 1994. In connection therewith, the Company entered into a separate agreement with Mr. Markert whereby the Company will make payments to Mr. Markert totaling approximately $20,000 per month for twelve months. This agreement defines a certain amount of consulting services which Mr. Markert may be called upon to provide.

  (5) Messrs. Rizzo and Unbekant became Executive Officers effective January 1, 1994, therefore no compensation data is included for 1993 and 1992.

  (6)  Mr. Schwarz became an Executive Officer on April 22, 1992.
       Compensation amounts include compensation for the fiscal year 1992 earned prior to Mr. Schwarz becoming an executive officer.

  Stock Options
       The following table contains information concerning the grant of stock options made during the year ended December 31, 1994 under the Company's 1992 Stock Option Plan to Named Executive Officers:


                                       Option Grants in the Last Fiscal Year (1)
                                                 Individual Grants
                                           % of
                                       Total Options
                                        Granted To                       Grant Date
                               Options Employees In  Exercise Expiration   Present
            Name               Granted  Fiscal Year   Price      Date       Value
                                 (2)                   (3)                   (4)


            David B. Perini       -         - %       $ -         -        $  -
            James M. Markert      -         -           -         -           -
            Richard J. Rizzo   10,000       50         13.00  3/21/2002     86,700
            John H. Schwarz       -         -           -         -           -
            Donald E. Unbekant 10,000       50         13.00  3/21/2002     86,700





   (1) No SARS were granted to any of the Named Executive Officers during the last fiscal year.

  (2) Options granted in 1994 become exercisable in two equal annual installments on the second and third anniversary of the date of grant.

  (3) The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

  (4) Present value was calculated using the Black-Scholes option pricing model which involves an extrapolation to future price levels based solely on past performance. Use of this model should not be viewed in any way as a forecast of the future performance of the Company's stock, which will be determined by future events and unknown factors.

  Option Exercises and Holdings
       The following table sets forth information with respect to the Named Executive Officers, concerning the exercise of options during the year December 31, 1994 and unexercised options held as of December 31, 1994:



              Aggregated Option Exercises in the Last Fiscal Year
                       and Fiscal Year-End Option Values


                      Number of
                     Securities
                     Underlying             Number of Unexercised     Value of  Unexercised
                       Shares                 Options at Fiscal    In-the-Money Options at
                      Acquired    Value           Year-End             Fiscal   Year-End(1)
         Name        on Exercise Realized Exercisable Unexercisable Exercisable Unexercisable

   David B. Perini          0       $0      47,300       12,500      $  -         $  -
   James M. Markert         0        0      16,300        7,500         -            -
   Richard J. Rizzo         0        0      10,600       17,500         -            -
   John H. Schwarz          0        0       9,800        7,500         -            -
   Donald E. Unbekant       0        0      10,200       17,500         -            -
   _______________



   (1) At December 31, 1994, all options listed had exercise prices in excess of quoted market values.

  Long-Term Performance Units
       Under the Performance Unit award feature of the 1982 Long-Term Plan, key employees may be contingently awarded a number of units which will be earned if specified financial performance goals are attained. A Performance Unit will give an employee the right to receive up to a maximum of 200% of the amount of the Performance Unit (nominally valued at $100) at the end of a specified period depending on the level of achievement of the specified financial performance goals.

       No awards were made under the terms of this Plan in 1992, 1993 and 1994 and the Company has no current plans to award such performance units in the future.

  Pension Plan Disclosure
       The following table sets forth pension benefits payable based on an employee's remuneration ("final average earnings") and "years of service" as defined under the Company's non-contributory Retirement Plan ("the Plan") for all its full-time employees and to the extent covered remuneration is limited by the Internal Revenue Code of 1986, as amended, pension benefits payable have been augmented based on the Company's Benefit Equalization Plan:

                                 Pension Plan Table -
                       Estimated Annual Pension Benefits (2) for
                             Years of Service Indicated(3)

                  15        20         25        30         35
  Remuneration   Years     Years      Years     Years      Years
      (1)

    $125,000    $25,425   $ 33,900   $ 42,375  $ 42,375   $ 42,375
     150,000     31,050     41,400     51,750    51,750     51,750
     175,000     36,675     48,900     61,125    61,125     61,125
     200,000     42,300     56,400     70,500    70,500     70,500
     225,000     47,925     63,900     79,875    79,875     79,875
     250,000     53,550     71,400     89,250    89,250     89,250
     300,000     64,800     86,400    108,000   108,000    108,000
     400,000     87,300    116,400    145,500   145,500    145,500
     500,000    109,800    146,400    183,000   183,000    183,000

  _______________

  (1) Remuneration covered by the Plan and the Benefit Equalization Plan is limited to an employee's annual salary and for the Named Executive Officers is limited to the amounts in the Annual Salary column included in the Summary Compensation Table on page 11.

  (2) The estimated annual benefits are calculated on a straight-line annuity basis and are not subject to any further deductions for social security since the Plan formula integrates the calculation of the benefits with certain adjustments for Social Security, as defined.

  (3)  The years of service for the Named Executive Officers are as follows:
       D.B. Perini (32 years), J.M. Markert (10 years), R.J. Rizzo (18 years), J.H. Schwarz (15 years) and D.E. Unbekant (11 years).




  Performance Graph

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
               Among Perini Corporation, AMEX Market Value Index,
             and Selected Construction and Real Estate Peer Groups


  Measurement Period         Perini     AMEX                       Real
  Fiscal Year Covered        Corp.      Index     Construction     Estate

  Measurement Pt. 1/1/90     $100       $100      $100             $100

  12/31/90                     24         85        86               60

  12/31/91                     35        104        96               76

  12/31/92                     54        106        99               70

  12/31/93                     35        126       126               73

  12/31/94                     29        111       109               72


  _______________


  (1) The above graph compares the performance of Perini Corporation ("Perini") with that of the American Stock Exchange Market Value Index ("AMEX") and selected Construction and Real Estate Peer Groups. Companies in the Construction Peer Group Index ("Construction") are as follows: Guy F. Atkinson Company, Banister, Inc., Blount Construction, Kasler Corporation, Morrison Knudsen Corporation and Turner Corporation. Companies in the Real Estate Peer Group Index ("Real Estate") are as follows: Newhall Land and Farming Company, AMREP Corporation, FPA Corporation, Major Realty Corporation, Christiana Companies, Rouse Company, and Mission West Properties.

  (2) The comparison of total return on investment (change in year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on January 1, 1990, in each of Perini Corporation, the American Stock Exchange Market Value Index and selected Construction and Real Estate Peer Groups, with investment weighted on the basis of market capitalization.



  Directors Compensation
       Outside directors of the Company are paid fees at an annual rate of $14,000, plus $750 per Board meeting attended, as well as $750 per Committee meeting attended by members of the Executive, Audit, Compensation and Nominating Committees. In addition, on May 19, 1994, the Outside Directors at that time, Messrs. John J. McHale, Robert M. Jenney, Marshall A. Jacobs, Richard J. Boushka, Marshall M. Criser, Arthur J. Fox, Jr., and Albert A. Dorman and Ms. J.E. Newman and Ms. Nancy Hawthorne were granted awards under the 1988 Perini Corporation Restricted Stock Plan for Outside Directors of 1,148 common shares each, subject to certain specified investment restrictions which expire on May 18, 1997, for zero consideration. Based on a price equivalent to the average of the high and low prices prevailing on the American Stock Exchange, the market value of the grants approximated $14,000 per participant on the award date.

       In addition, the consulting agreement with Mr. Thomas E. Dailey, a former executive officer and current director, was renewed for another twelve month period commencing January 1, 1995 at a monthly rate of $6,197.

  Certain Transactions
       During 1984 the Company transferred certain income-producing real estate properties and joint venture interests to a new company, Perini Investment Properties, Inc. and distributed the common stock of that company to the Company's shareholders on a share-for-share basis. In 1992, that company changed its name to "Pacific Gateway Properties, Inc." ("PGP"), reflecting PGP's West Coast focus and minimal ongoing interdependence with the Company.

       Initially, a majority of PGP's Directors were also Directors of the Company and the two companies also had the same controlling stockholder group. Effective May 16, 1985, the Board of Directors of the Company established a Special Committee, consisting of three Directors who hold no position with PGP, to review on behalf of, and report to the Board with respect to agreements entered into by the Company and PGP. The Special Committee makes its report to the Board of Directors, and the unaffiliated directors (directors who are not Perini Corporation employees and have no affiliation with PGP) vote on whether or not to proceed with the transactions as described. Currently, the two companies have no common directors.

       The Company, through its wholly-owned subsidiary Perini Land and Development Company, and PGP are general partners in certain real estate joint ventures. The following table summarizes the names of the joint ventures, approximate percentage interest of each and designation of the managing partner.
                                               Percentage Interest
  Name of Joint Ventures                       Company       PGP

  Rincon Center Associates (a California       46%(1)        23%
  limited partnership)

  Southwest Villages(2) (an Arizona general    40%           40%
  partnership)
  _______________


  (1)  Designated as managing partner.

  (2) During 1993, the project was sold, subject to both the Company and PGP retaining an obligation to repay $2.2 million each of the project's debt over a 7-year period.

       Other than Rincon Center, where the two parties have an ongoing relationship in a specific project (see Note 11 to the Notes to the Consolidated Financial Statements where PGP is the other general partner referred to in the disclosure relating to the Rincon Center joint venture for additional information on this relationship), there are no longer any material business relationships between the Company and PGP.

       As a result of Mr. Rizzo's promotion to Executive Vice President, Building Construction, effective January 1, 1994, he and his family relocated from the Phoenix, Arizona area to the Boston, Massachusetts area. In connection with his purchase of a home in the Boston area, the Company provided a second mortgage loan to Mr. Rizzo in the amount of $350,000 in February, 1994. Interest on the loan is payable upon the sale of the property in an amount equal to approximately 33% of the future increase in market value of the property.

  Information Required by Rule 405
       As required by the Securities and Exchange Commissions rules under
  Section 16 of the Securities and Exchange Act of 1934, the Company notes that during 1994 five officers filed untimely reports on transactions in the Company's Common Stock as follows: Bart W. Perini, three reports regarding three transactions; John H. Schwarz, one report regarding one transaction; Richard J. Rizzo, one report regarding one transaction; Donald E. Unbekant, one report regarding two transactions; and Thomas E. Dailey, four reports regarding twenty-three transactions. All such transactions were subsequently reported on a timely filed Form 5.


                Relationship with Independent Public Accountants

       Arthur Andersen LLP has audited the accounts of the Company and its subsidiaries since 1960 and has been appointed by the Board of Directors to continue in that capacity during 1995.

       Representatives of Arthur Andersen LLP will be present at the Annual Meeting of Stockholders of the Company and will be available to respond to appropriate questions and to make a statement if they desire to do so.



                                       B.
                                 OTHER MATTERS

       The Board of Directors knows of no other matters which are likely to be brought before the meeting. However, if any other matters, of which the Board of Directors is not aware, are presented to the meeting for action, it is the intention of the persons named in the accompanying form of proxy to vote said proxy in accordance with their judgement on such matters.

       The Company will bear the cost of solicitation of proxies. The solicitation of proxies by mail may be followed by telephone or oral solicitation of certain stockholders and brokers.


  IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.  THEREFORE,
  STOCKHOLDERS ARE URGED TO FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                     By order of the Board of Directors


                                          Richard E. Burnham
                                              Secretary

  Framingham, Massachusetts
  April 12, 1995



       COMMON     PROXY SOLICITED BY THE BOARD OF DIRECTORS OF    COMMON
                          PERINI CORPORATION FOR THE


                 ANNUAL MEETING OF STOCKHOLDERS - MAY 18, 1995

       The undersigned hereby appoints David B. Perini, John H. Schwarz and Richard E. Burnham and any of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated herein, all the shares of common stock of Perini Corporation held by the undersigned at the annual meeting of stockholders to be held at State Street Bank and Trust Company, the Board Room, 33rd Floor, 225 Franklin Street, Boston, Massachusetts, on Thursday, May 18, 1995 at 10:00 a.m. or any adjournment thereof.

       UNLESS OTHERWISE SPECIFIED, THE UNDERSIGNED VOTE WILL BE CAST "FOR" PROPOSAL 1, THE ELECTION OF DIRECTORS AS SET FORTH HEREIN. THE PROXIES ARE HEREBY AUTHORIZED TO VOTE IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THIS MEETING.

  PLEASE VOTE, DATE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE

  Please sign exactly as your name appears on this card. If stock is held in the name of more than one person, all holders should sign. Persons signing in a fiduciary capacity should include their title as such.

  Has your address changed?         Do you have any comments?

  -----------------------------     ------------------------------

  -----------------------------     ------------------------------

  -----------------------------     ------------------------------



  [X] Please mark votes as in this example

  1)  The election of three (3) Class II                       FOR ALL
      Directors as described in the proxy         FOR WITHHOLD EXCEPT
      statement of the Board of Directors to      [ ]   [ ]     [ ]
      serve until the 1998 Annual Meeting.

            Richard J. Boushka, Bart W. Perini,
            and Jane E. Newman

      If you do not wish your shares voted "For" a particular nominee, mark the "For All
      Except" box and strike a line through the nominee(s) name. Your shares will be voted "For" the remaining nominees.

             RECORD DATE SHARES:



      THE BOARD OF DIRECTORS RECOMMENDS A VOTE
      FOR PROPOSAL 1.

  Please be sure to sign and date this proxy.  -------------
                                               Date
  ---------------------------                  -----------------------
  Stockholder sign here                        Co-owner sign here



  Mark box at right if comments or address        [ ]
  changes have been noted on the reverse side of this card.

  DETACH CARD
                               PERINI CORPORATION

  Dear Stockholder:

  Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

  Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

  Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage-paid envelope.

  Your vote must be received prior to the Annual Meeting of Stockholders, May 18, 1995.

  Thank you in advance for your prompt consideration of these matters.

  Sincerely,



  Perini Corporation


          ESOP       PROXY SOLICITED BY THE TRUSTEES OF THE       ESOP
           PERINI CORPORATION EMPLOYEE STOCK OWNERSHIP TRUST FOR THE
                 ANNUAL MEETING OF STOCKHOLDERS - MAY 18, 1995

       The undersigned hereby appoints John E. Chiaverini, Robert E. Higgins and Kenneth A. Isaacs the Trustees of the Perini Corporation Employee Stock Ownership Trust, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated herein, all the shares of common stock of Perini Corporation held by them, on behalf of the undersigned at the annual meeting of stockholders to be held at State Street Bank and Trust Company, the Board Room, 33rd Floor, 225 Franklin Street, Boston, Massachusetts, on Thursday, May 18, 1995 at 10:00 a.m. or any adjournment thereof.

       UNLESS OTHERWISE SPECIFIED, THE UNDERSIGNED VOTE WILL BE CAST "FOR" PROPOSAL 1, THE ELECTION OF DIRECTORS AS SET FORTH HEREIN. THE PROXIES ARE HEREBY AUTHORIZED TO VOTE IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THIS MEETING.

  PLEASE VOTE, DATE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE

  Please sign exactly as your name appears on this card. If stock is held in the name of more than one person, all holders should sign. Persons signing in a fiduciary capacity should include their title as such.

  Has your address changed?         Do you have any comments?

  -----------------------------     ------------------------------

  -----------------------------     ------------------------------

  -----------------------------     ------------------------------




  [X] Please mark votes as in this example

  1)  The election of three (3) Class II                       FOR ALL
      Directors as described in the proxy         FOR WITHHOLD EXCEPT
      statement of the Board of Directors to      [ ]   [ ]     [ ]
      serve until the 1998 Annual Meeting.

            Richard J. Boushka, Bart W. Perini,
            and Jane E. Newman

      If you do not wish your shares voted "For" a particular nominee, mark the "For All
      Except" box and strike a line through the nominee(s) name. Your shares will be voted "For" the remaining nominees.

             RECORD DATE SHARES:



      THE BOARD OF DIRECTORS RECOMMENDS A VOTE
      FOR PROPOSAL 1.

  Please be sure to sign and date this proxy.  -------------
                                               Date
  ------------------------------               --------------------
  Stockholder sign here                        Co-owner sign here

  Mark box at right if comments or address        [ ]
  changes have been noted on the reverse side of this card.

  DETACH CARD
                               PERINI CORPORATION

  Dear Stockholder:

  Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

  Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

  Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage-paid envelope.

  Your vote must be received prior to the Annual Meeting of Stockholders, May 18, 1995.

  Thank you in advance for your prompt consideration of these matters.

  Sincerely,


  Perini Corporation